                                                                   EXHIBIT 11.0

                        ADVANCED MARKETING SERVICES, INC.

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
           (UNAUDITED - AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED               SIX MONTHS ENDED
                                                           -----------------------------   -----------------------------
                                                           SEPTEMBER 26,    SEPTEMBER 27,  SEPTEMBER 26,   SEPTEMBER 27,
                                                               1998             1997           1998            1997
                                                              -------         -------         -------         -------
Net Income                                                    $2,310          $1,893          $3,961          $3,308
                                                              -------         -------         -------         -------
Weighted Average Common and Common Share
      Equivalents:

 Weighted Average Common Shares Outstanding                    5,630           5,543           5,621           5,531
 Weighted Average Common Share
        Equivalents-Dilutive Stock Options:

       Basic                                                      --              --              --              --
                                                              -------         -------         -------         -------
       Diluted                                                   157             129             168             121
                                                              -------         -------         -------         -------

  Total Weighted Average Common and Common
      Equivalent Shares:

       Basic                                                   5,630           5,543           5,621           5,531
                                                              -------         -------         -------         -------
       Diluted                                                 5,787           5,672           5,789           5,652
                                                              -------         -------         -------         -------

Net Income Per Common and Common Share Equivalent:

       Basic                                                  $  .41          $  .34          $  .70          $  .60
                                                              -------         -------         -------         -------
                                                              -------         -------         -------         -------
       Diluted                                                $  .40          $  .33          $  .68          $  .59
                                                              -------         -------         -------         -------
                                                              -------         -------         -------         -------

COMMON SHARE EQUIVALENTS (FOR AMS OUTSTANDING STOCK OPTIONS) ARE EXCLUDED FROM EARNINGS PER SHARE CALCULATIONS WHEN ANTIDILUTIVE.